VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
EXHIBIT 99.1 HISTORICAL UNAUDITED FINANCIAL INFORMATION

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Subscriptions	$60,187	$55,716
Professional services	7,636	6,341
Licenses	1,005	423
Total revenues	68,828	62,480
Cost of revenues:
Subscriptions	10,602	10,760
Professional services	8,007	7,142
Amortization of software technology	4,753	4,433
Total cost of revenues	23,362	22,335
Gross profit	45,466	40,145
Operating expenses:
Sales and marketing	18,169	16,920
Research and development	6,770	6,936
General and administrative	7,684	6,807
General and administrative, related parties	632	625
Foreign exchange (gain) loss	5,706	(1,449)
Amortization of intangible assets	6,460	7,536
Total operating expenses	45,421	37,375
Income from operations	45	2,770
Interest expense, net	(7,428)	(8,608)
Interest expense, related parties	(301)	(345)
Other income	—	31
Loss before benefit from income taxes	(7,684)	(6,152)
Benefit from income taxes	(194)	(71,133)
Net income (loss) from operations	$(7,490)	$64,981

See accompanying Notes to Condensed Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income (loss) from operations	$(7,490)	$64,981
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2,890	(1,249)
Total other comprehensive income (loss)	2,890	(1,249)
Total comprehensive (loss) income	$(4,600)	$63,732

See accompanying Notes to Condensed Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$45,580	$30,123
Accounts receivable, net	55,251	87,591
Prepaid expenses and other current assets	19,108	20,304
Total current assets	119,939	138,018
Goodwill	452,742	452,742
Intangible assets, net	108,391	116,688
Capitalized software development costs, net	18,778	19,954
Property and equipment, net	10,256	10,557
Deferred tax assets	68,994	72,891
Restricted cash	3,017	3,277
Other assets	17,598	17,299
Total assets	$799,715	$831,426
Liabilities and partners’ equity
Current liabilities:
Accounts payable	$11,950	$13,687
Accounts payable, related parties	7	637
Accrued compensation and related expenses	11,874	13,510
Accrued expenses and other current liabilities	10,239	15,192
Deferred revenue, current portion	131,935	144,410
Debt and other obligations, current portion	2,129	2,110
Debt obligations, related parties, current portion	205	205
Total current liabilities	168,339	189,751
Debt and other obligations, less current portion	416,512	417,053
Debt obligations, related parties, less current portion	19,033	19,085
Deferred revenue, less current portion	187	117
Deferred tax liabilities	13,710	17,560
Other long-term liabilities	2,774	4,100
Total liabilities	620,555	647,666
Commitments and contingencies (Notes 9 and 11)
Partners’ equity:
Partners’ capital	219,755	219,755
Non-controlling interest	51,384	51,384
Partners’ current accounts	(91,942)	(84,452)
Currency translation adjustment	(37)	(2,927)
Total partners’ equity	179,160	183,760
Total liabilities and partners’ equity	$799,715	$831,426

See accompanying Notes to Condensed Consolidated Financial Statements

VECTOR HOLDINGS, L.P. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
(in thousands)
(unaudited)

	Partners’ Capital	Non-Controlling Interest	Partners’ Current Accounts	Currency Translation Adjustment	Total Partners’ Equity

Balance as of December 31, 2018	$219,755	$51,384	$(152,350)	$(630)	$118,159
Cumulative effect of change in accounting for contract costs	—	—	5,065	—	5,065
Comprehensive income (loss)	—	—	64,981	(1,249)	63,732
Balance as of March 31, 2019	$219,755	$51,384	$(82,304)	$(1,879)	$186,956

	Partners’ Capital	Non-Controlling Interest	Partners’ Current Accounts	Currency Translation Adjustment	Total Partners’ Equity

Balance as of December 31, 2019	$219,755	$51,384	$(84,452)	$(2,927)	$183,760
Comprehensive income (loss)	—	—	(7,490)	2,890	(4,600)
Balance as of March 31, 2020	$219,755	$51,384	$(91,942)	$(37)	$179,160

See accompanying Notes to Condensed Consolidated Financial Statements

VECTOR TALENT HOLDINGS, L.P. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Operating activities
Net income (loss)	$(7,490)	$64,981
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	11,213	11,969
Depreciation	1,503	1,878
Deferred income taxes	(760)	(71,026)
Amortization of deferred revenue revaluation	187	3,573
Amortization of debt issuance costs	771	774
Unrealized foreign exchange (gains) losses	1,182	(686)
Other, net	19	—
Changes in operating assets and liabilities:
Accounts receivable, net	32,811	17,660
Prepaid expenses and other assets	(293)	(2,333)
Accounts payable	(4,355)	643
Accrued expenses and other liabilities	(3,781)	(9,696)
Deferred revenue	(9,758)	(6,115)
Net cash provided by operating activities	21,249	11,622
Investing activities
Purchases of property, software, and equipment	(2,431)	(1,403)
Capitalization of software development costs	(1,013)	(1,659)
Net cash used in investing activities	(3,444)	(3,062)
Financing activities
Repayments of debt obligations	(1,142)	(20,378)
Repayments of debt obligations to related parties	(51)	(914)
Net cash used in financing activities	(1,193)	(21,292)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,415)	(64)
Increase (decrease) in cash, cash equivalents, and restricted cash	15,197	(12,796)
Cash, cash equivalents, and restricted cash, beginning of period	33,400	58,589
Cash, cash equivalents, and restricted cash, end of period	$48,597	$45,793
Supplemental cash flow data:
Cash paid for income taxes, net of refunds	$365	$322
Cash paid for interest	7,054	8,237
Non-cash investing activities:
Purchases of property and equipment, accrued but not paid	$186	$291

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$45,580	$42,609
Restricted cash	3,017	3,184
Cash, cash equivalents, and restricted cash, end of period	$48,597	$45,793

See accompanying Notes to Condensed Consolidated Financial Statements

Notes to the Condensed Consolidated Financial Statements ended March 31, 2020 and 2019
Note 1: Overview and Basis of Presentation
Company and Background
The primary operating investments of Vector Talent Holdings, L.P. ("VTH" or "the Company") are Saba Software, Inc. and subsidiaries ("Saba US"), located in Dublin, California, U.S.A., Saba Software (Canada), Inc. ("Saba Canada"), located in Ottawa, Ontario, Canada, and Lumesse Holdings B.V. and subsidiaries ("Lumesse"), located in Luton, United Kingdom. The Company operates globally under the name Saba, with headquarters located in Dublin, California, U.S.A. On February 24, 2020, Cornerstone OnDemand, Inc. ("CSOD") entered into a definitive Purchase Agreement to acquire all issued and outstanding equity interests of the direct and indirect subsidiaries of VTH. The transaction closed on April 22, 2020, and VTH's subsidiaries became wholly-owned subsidiaries of CSOD.
Saba is a global leader in solution innovations for the people experience that uniquely address the organizations of the future and the expectations of their people. Saba solutions, based on the Saba Cloud, TalentSpace, and TalentLink platforms, provide hyper-connected talent journeys and a highly personalized people experience powered by a combination of neuroscience and responsible artificial intelligence that creates a fresh approach to the experience of work, driven by the unique needs, preferences, cultures, and goals of both companies and their people.
The Company serves both enterprise and mid-market customers across more than 70 countries, selling its solutions primarily through the use of a direct sales force, as well as indirectly through partners, to large global organizations and mid-market leaders in financial services, healthcare, retail and hospitality, professional services, technology, manufacturing, education, and public sector organizations.
The Company's management has determined that the Company operates in one segment, as financial information is reported only on an aggregate and consolidated basis to the Company's President and Chief Executive Officer, who is the chief operating decision maker.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared to comply with U.S. generally accepted accounting principles ("GAAP") for public business enterprises.
Certain information and note disclosures included in the annual audited consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. In management's opinion, the financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the fiscal quarters presented. All intercompany accounts and transactions have been eliminated in consolidation.
Results of operations for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the year ended December 31, 2020, for any other interim period, or for any future year.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgments, and assumptions that affect the amounts reported in those financial statements. These estimates, judgments, and assumptions include, but are not limited to: the evaluation of revenue recognition criteria, including the determination of standalone value and relative selling prices of deliverables included in multiple-deliverable revenue arrangement; the recoverability of deferred commissions; the collectibility of accounts receivable; the recognition and measurements of loss contingencies; the assessment and recoverability of long-lived assets including goodwill; the useful lives of property and equipment, capitalized software, and intangible assets; the fair values of assets acquired and liabilities assumed in business combinations; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. Although these estimates are based on management's best knowledge of current events and actions that may impact the company in the future, actual results could differ materially from these estimates.

The global pandemic of the novel coronavirus ("COVID-19") and the measures taken by many countries in response to the pandemic have created a general slowdown in the global economy and could adversely affect the Company's business and operations. The Company has undertaken measures to safeguard its employees and workplaces by enabling employees to work and collaborate remotely, as well as to ensure the continuity of its business and customer support operations to deliver the same level of service that customers expect of the Company today. Management believes the broad industry representation and size of the Company's customers, the recurring nature of its subscription revenues, and the continuous improvements to its cost structure over the past year will assist the Company in mitigating potential impacts of the pandemic, such as slower cash collections, reduced sales activities, restrictions on providing professional services, and the impact of changes in foreign currency exchange rates on assets and liabilities, among others. However, the full impact of the COVID-19 pandemic on the Company's future business, operational performance, financial results, and financial condition is uncertain and depends on many factors outside the Company's control, including but not limited to the timing, extent, duration, and effects of the virus, the development and availability of effective treatments and vaccines, the imposition of further public safety and protective measures, and the impact of COVID-19 on the global economy and demand for the Company's products and services. If the Company's attempts to mitigate the pandemic's impact on its operations are not successful, or if the global economy suffers further deterioration, the Company's business, results of operations, financial condition, and cash flows may be adversely affected.
Note 2: Summary of Significant Accounting Policies
Accounting Pronouncements Recently Adopted
Internal Use Software
Effective January 1, 2020, VTH's subsidiaries adopted Accounting Standards Update ("ASU") 2018-15, Intangibles--Goodwill and Other--Internal Use Software--Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires capitalization of implementation costs related to application development activities incurred for hosting arrangements that are service contracts. Costs incurred during the preliminary project and post-implementation stages are expensed as the activities are performed. VTH's subsidiaries applied ASU 2018-15 on a prospective basis to all implementation costs incurred after the date of adoption. The adoption did not have a material impact on the Company's condensed consolidated financial statements for the three months ended March 31, 2020.
Accounting Pronouncements Not Yet Adopted
Leases
During February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, Leases, which requires lessees to recognize on the balance sheet a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term, for leases with a term greater than 12 months. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize the lease assets and lease liabilities. The lease liability and right-of-use assets are initially measured at the present value of the lease payments. The cost of the lease is allocated over the lease term on a generally straight-line basis, and all cash payments are classified as operating activities in the statement of cash flows. Certain qualitative and specific quantitative disclosures are required.
ASU 2018-10, Codification Improvements to Topic 842, Leases, issued in July 2018, provided additional guidance on certain narrow aspects of ASU 2016-02. Also issued in July 2018, ASU 2018-11, Leases—Targeted Improvements, allows entities to select an alternative transition method to the modified retrospective transition method required by ASU 2016-02. Under the alternative transition method, entities may initially apply the new leases standard at the adoption date, and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.
VTH's subsidiaries will adopt ASU 2016-02 as of the date the subsidiaries are acquired, as described in Note 13: Subsequent Events. The subsidiaries will apply the modified retrospective method of transition to identified leases as of the acquisition date. Management anticipates that adoption will have a material impact on the Consolidated Balance Sheet, but will not materially impact the Consolidated Statement of Operations.
Financial Instruments-Credit Losses
ASU 2016-13, Financial Instruments—Credit Losses, was issued by the FASB in June 2016, and amended by ASUs 2018-19 and 2019-04, Codification Improvements to Topic 326, Financial Instruments--Credit Losses. ASU 2016-13 requires a financial asset, such as trade receivables, to be presented at the net amount expected to be collected, reflecting an entity’s current estimate of all expected credit losses based on reasonable and supportable forecasts as well as historical experience and current conditions. Expected increases or decreases in expected credit losses during the reporting period are recognized in the income statement. Adoption must occur through a modified-retrospective approach, using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective.

VTH's subsidiaries will adopt ASU 2016-13 as of the date the subsidiaries are acquired, as described in Note 13: Subsequent Events. Adoption of ASU 2016-13 is not anticipated to materially impact the consolidated financial position or results of operations.
Income Taxes
The FASB issued ASU 2019-12, Income Taxes--Simplifying the Accounting for Income Taxes, which simplifies accounting by removing certain exceptions to the general principles of accounting for income taxes, and clarifies and amends existing guidance in certain other areas of income tax accounting.
ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be adopted in the first quarter of 2021. Management is currently evaluating the impact on the consolidated financial statements of adopting ASU 2019-12.
Note 3: Deferred Revenue and Remaining Performance Obligations
Deferred Revenue
The Company recognized $57.1 million during the three months ended March 31, 2020 that was included in deferred revenue as of December 31, 2019. During the three months ended March 31, 2019, the Company recognized $49.2 million that was included in deferred revenue as of December 31, 2018
Transaction Price Allocated to Remaining Performance Obligations
As of March 31, 2020, approximately $278.6 million of revenue is expected to be recognized from remaining performance obligations. This amount comprises mainly subscription revenue. The Company expects to recognize revenue on approximately 75% of these remaining performance obligations over the next 18 months, with the balance recognized thereafter.
The estimated revenues from the remaining performance obligations do not include uncommitted contract amounts such as amounts which are cancellable by the customer without significant penalty, future billings for time and material contracts, and amounts associated with optional renewal periods.
Note 4: Employee Benefit Plans
Severance Payments
In conjunction with reorganizations subsequent to the acquisitions of Lumesse, certain employees who left the Company were granted severance payments either as part of the reorganization or under the terms of employment agreements. At the time the reorganization plans were approved by the Company's Board of Managers, the timing, terms, and extent of the reorganization were not sufficiently specific to enable a reliable estimate of the costs associated with the involuntary terminations. Therefore the severance payments were accrued and recognized as an expense when severance offers were extended to employees, or when it became probable that employees with employment agreements would become entitled to severance benefits. No severance payments related to the acquisition and subsequent reorganization of Lumesse were accrued or payable as of March 31, 2020 and December 31, 2019. Severance payments of $0.8 million related to the Lumesse acquisition and reorganization are included in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2019; there were no severance payments during the three months ended March 31, 2020 related to the Lumesse acquisition and reorganization.
Non-Retirement Post-Employment Plans
The Company has non-retirement post-employment benefit plans for employees in India. The Company's contributions to these plans in the three months ended March 31, 2020 and 2019 were not material.
Incentive Unit Interests
Certain individuals are granted Class C incentive unit interests in VTH, representing the right to receive an income allocation only at such time as future income in excess of the current fair market value of VTH has been allocated to other units issued prior to the incentive units. No cash payments for the incentive units were required from recipients. The incentive units vest, subject to continued service and repurchase upon termination, partially over five years and partially upon a liquidity event if VTH receives a specified return on invested capital. Effectively, vesting of an incentive unit interest in VTH is conditional on the holder being employed at the time of a liquidity event and, accordingly, until such liquidity event is deemed probable, no effective vesting has occurred and no compensation expense is recognized. In the three months ended March 31, 2020 and 2019, no expense was recognized in the Condensed Consolidated Statements of Operations related to the incentive unit interests.

The following table presents changes in the number of incentive unit interests outstanding during the three month periods ended March 31, 2020 and March 31, 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Outstanding at beginning of period	49,795	48,874
Granted	—	275
Cancelled or repurchased	(27)	(170)
Outstanding at end of period	49,768	48,979
As of March 31, 2020, 18.3 million incentive unit interests were vested based upon length of service, and 66.1 million incentive unit interests were authorized. As of December 31, 2019, 13.7 million incentive unit interests were vested based upon length of service, and 66.1 million incentive unit interests were authorized. All incentive unit interests outstanding as of March 31, 2020 will become vested when VTH's subsidiaries are acquired, as described in Note 13: Subsequent Events.
Note 5: Income Taxes
The Company's benefit from income taxes was approximately $0.2 million for the three months ended March 31, 2020, with an effective income tax benefit of 2.5%, and $71.1 million for the three months ended March 31, 2019, with an effective income tax benefit of 1,156%. The effective tax rates differ from the statutory rate primarily due to the change in the Company's deferred tax assets, and non-U.S. income taxes.
The income tax provision is related to U.S. income, certain non-U.S. income, and withholding taxes. The Company records a valuation allowance related to jurisdictions where realization of the deferred tax asset benefit is not anticipated. For all other jurisdictions, the deferred tax assets are realizable.
The Company is subject to U.S. federal income tax as well as to income tax in multiple state and foreign tax jurisdictions, including the United Kingdom and Canada. U.S. Federal income tax returns of the Company are subject to U.S. Internal Revenue Service examination for the 2016 through 2019 tax years. Currently, an audit is ongoing in Germany for the years ended December 31, 2010 to 2015. There are no ongoing audits in any other significant non-U.S. tax jurisdictions.
Note 6: Balance Sheet Components
Cash and Cash Equivalents
As of March 31, 2020 and December 31, 2019, cash and cash equivalents included $39.3 million and $26.6 million held by the Company’s non-U.S. subsidiaries. As the Company distributes or uses such cash and cash equivalents outside those jurisdictions, including distributions to the U.S., the Company may be subject to additional taxes or costs. The Company had no cash equivalents as of March 31, 2020 or December 31, 2019.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Prepaid expenses	$9,431	$9,560
Deferred commissions, current portion	7,185	6,726
Unbilled accounts receivable	1,496	2,816
Taxes receivable	601	422
Other receivables	353	346
Fair value of foreign exchange forward contracts	—	381
Employee receivables	42	53
Total prepaid expenses and other current assets	$19,108	$20,304
Deferred commissions consist of certain sales commissions associated with non-cancelable cloud subscription arrangements, which are paid to the Company’s direct sales force, deferred on the Condensed Consolidated Balance Sheet, and amortized to Sales and marketing expense over the estimated customer life.
The fair value of foreign exchange forward contracts is based on quoted foreign exchange rates. The notional amounts of foreign exchange forward contracts outstanding at March 31, 2020 was $13.5 million, consisting of contracts to exchange US dollars for Canadian dollars, used to manage Saba Canada’s exposure to foreign exchange rate risk related to operating expenses incurred in Canadian dollars. All forward contracts have a maturity of less than one year.

Property and Equipment, Net
Property and equipment, net, consisted of the following (in thousands):

	Estimated Useful Lives (in years)	March 31, 2020	December 31, 2019
Computer equipment and software	1- 5	$26,434	$26,908
Leasehold improvements	1 - 4	5,384	2,171
Office furniture and fixtures	7	2,189	5,010
Total depreciable property and equipment		34,007	34,089
Accumulated depreciation and amortization		(23,751)	(23,532)
Total property and equipment, net		$10,256	$10,557
Property and equipment depreciation expense for the three months ended March 31, 2020 and 2019 was $1.5 million and $1.9 million. Property and equipment depreciation is allocated to all functional areas based on headcount.
Restricted Cash
Restricted cash secures obligations related to operating leases, foreign exchange forward contracts, and credit card payments.
Other Assets
Other assets consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Deferred commissions, less current portion	$13,576	$13,512
Long-term deposits and other assets	4,022	3,787
Total other assets	$17,598	$17,299
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31, 2020	December 31, 2019
Income taxes payable	$3,485	$3,406
Sales and other taxes payable	2,574	5,435
Other current liabilities	1,811	3,892
Accrued expenses	1,568	2,459
Fair value of foreign exchange forward contracts	801	—
Total accrued expenses and other current liabilities	$10,239	$15,192
The notional amounts of foreign exchange forward contracts outstanding at December 31, 2019 was $19.8 million.

Note 7: Intangible Assets and Capitalized Software Development Costs
Intangible assets, net
Certain intangible assets were recognized as a result of the acquisitions of Saba US, Halogen, and Lumesse. The following table provides a summary of the carrying amounts of intangible assets (in thousands):

		As of March 31, 2020			As of December 31, 2019
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	7 - 12	$207,243	$(106,512)	$100,731	$207,243	$(100,484)	$106,759
Software technology	5	37,200	(31,789)	5,411	37,200	(29,952)	7,248
Trademarks/Trade Name	5 - 6	12,407	(10,158)	2,249	12,407	(9,726)	2,681
Total		$256,850	$(148,459)	$108,391	$256,850	$(140,162)	$116,688
Amortization expense for intangible assets and capitalized software development costs is presented in the accompanying Condensed Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended March 31,
	2020	2019
Cost of revenues:
Amortization of software technology intangible assets	$1,837	$1,856
Amortization of capitalized software development costs	2,916	2,577
Total intangible asset and capitalized software development cost amortization expense in cost of revenues	4,753	4,433
Operating expenses:
Amortization of intangible assets	6,460	7,536
Total amortization expense	$11,213	$11,969
The estimated future amortization expense as of March 31, 2020 is as follows (in thousands):

Fiscal Year	Amount
2020	$20,365
2021	25,951
2022	23,423
2023	22,279
2024	11,507
2025 and thereafter	4,866
Total estimated future amortization expense	$108,391
All intangible assets held as of March 31, 2020 are expected to be fully amortized by December 31, 2029.
Capitalized Software Development Costs, net
The following table provides a summary of the carrying amounts of capitalized software development costs (in thousands):

		As of March 31, 2020			As of December 31, 2019
	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software	3 - 5	$39,976	$(22,672)	$17,304	$40,719	$(22,159)	$18,560
In-process research and development	Not applicable	1,474	—	1,474	1,394	—	1,394
Total		$41,450	$(22,672)	$18,778	$42,113	$(22,159)	$19,954
The Company capitalizes the estimated costs to develop specific releases containing new features and functionality for its cloud-based intelligent talent management solutions. The capitalized costs are presented as in-process research and development until the release is ready for its intended use, at which time amortization of the cost begins.
Software development costs of $1.0 million and $1.7 million incurred during the three months ended March 31, 2020 and 2019 were capitalized.

Note 8: Debt and Other Obligations
Credit Agreement
Saba US entered into a Credit Agreement on May 1, 2017 with various lenders which provided a senior secured first lien Term Loan facility in an aggregate principal amount of $350.0 million and a senior secured Revolving Credit Facility in an aggregate principal amount of $25.0 million, with a letter of credit sublimit of the lesser of $10.0 million or the unused amount of the Revolving Commitment.
The First Amendment and Consent to the Credit Agreement, dated July 31, 2017, revised the due date for certain information requirements, and the Second Amendment, dated April 30, 2018, reduced by 1% the margins added to the market interest rate to determine the interest rate paid, favorably adjusted selected financial covenants, and lowered the available amount of the Revolving Credit Facility to $20.0 million. The Third Amendment, signed in September 2018, postponed the commencement date for required additional principal prepayments.
On November 1, 2018, VTH, Saba US, Lumesse Finco L.P. (“Finco”), and Libra Acquireco Limited (“Acquireco”) entered into the Fourth Amendment and Joinder to the Credit Agreement which provided a Supplemental Term Loan of $127.1 million to Finco for purposes of financing the acquisition of Lumesse, added Finco and Acquireco as borrowers, and added Finco and Acquireco's equity interests as collateral under the Credit Agreement.
On January 31, 2019, the Company entered into the Fifth Amendment to the Credit Agreement, which changed the quarterly principal payments under the Credit Agreement from fiscal quarter-ends to calendar quarter-ends, to coincide with the Company's change in fiscal year, and allowed additional time for reporting results of the period ended December 31, 2018. The Company paid an amendment fee of $0.1 million in connection with the Fifth Amendment.
The Credit Agreement is secured by a first priority lien on all the Company’s assets, including a pledge of the capital stock of certain subsidiaries, and includes standard representations and warranties, as well as various customary affirmative and negative financial covenants.
Term Loan
The balance outstanding on the Term Loan was $325.8 million as of March 31, 2020 and $326.6 million as of December 31, 2019. Unamortized debt issuance costs related to the Term Loan of $6.0 million and $6.5 million as of March 31, 2020 and December 31, 2019 are presented in the Condensed Consolidated Balance Sheets as a direct deduction from the carrying amount of the Term Loan.
The weighted average effective interest rate on the Term Loan was 6.8% for the three months ended March 31, 2020, and 7.6% for the three month ended March 31, 2019. The Credit Agreement provides that Saba US may choose either a daily-fluctuating Index Rate plus an Index Margin of 3.5% or a fixed interest rate based on the London Inter-Bank Offered Rate (LIBOR) for a term of one, two, or three months, as chosen by Saba US, plus a LIBOR Margin of 4.5%. The Index Rate is equal to the highest of (a) the prime rate, (b) the federal funds effective rate plus 0.5%, or (c) the daily three-month LIBOR rate plus 1.0%.
The Credit Agreement includes affirmative covenants and restrictive financial covenants, and also limits the Company’s ability, among other things, to incur other debt or liens, to make investments, loans or advances, to transfer assets, to create guarantees, and to prepay indebtedness other than the Credit Agreement. As of March 31, 2020 and throughout 2019, the Company was in compliance with all covenants.
The principal amount of the Term Loan must be repaid in quarterly installments of $0.9 million through the maturity date of May 1, 2023, at which date any remaining principal balance must be repaid. Beginning December 31, 2019, the Credit Agreement requires additional prepayments determined by a percentage of defined Excess Cash Flow that fluctuates based on the Total Leverage Ratio. With specified exceptions, if all or any part of the principal balance of the Term Loan is reduced or terminated prior to November 2, 2020, other than by required quarterly installment payments, a prepayment premium of 2.0% until November 2, 2019 and 1.0% from November 3, 2019 until November 2, 2020, would be payable, with no prepayment premium payable after November 2, 2020. In accordance with one of the specified exceptions, the Company made a prepayment on the Term Loan of $14.6 million on March 6, 2019 without incurring a prepayment premium.
Supplemental Term Loan
The balance outstanding on the Supplemental Term Loan was $120.1 million as of March 31, 2020 and $120.4 million as of December 31, 2019. Unamortized debt issuance costs related to the Supplemental Term Loan of $3.0 million as of March 31, 2020 and $3.2 million as of December 31, 2019 are presented in the Condensed Consolidated Balance Sheet as a direct deduction from the carrying amount of the Supplemental Term Loan.

The weighted average effective interest rate on the Supplemental Term Loan was 7.0% for the three months ended March 31, 2020 and 7.8% for the three months ended March 31, 2019. The interest rate options and covenants for the Supplemental Term Loan are identical to the Term Loan options and covenants. As of March 31, 2020 and throughout 2019, the Company was in compliance with all covenants.
The principal amount of the Supplemental Term Loan must be repaid in quarterly installments of $0.3 million through the maturity date of May 1, 2023, at which date any remaining principal balance must be repaid. The additional prepayments required under the Credit Agreement will be applied pro rata to the Term Loan and Supplemental Term Loan based on the respective outstanding principal balances. With specified exceptions, if all or any part of the principal balance of the Term Loan is reduced or terminated prior to November 2, 2020, other than by required quarterly installment payments, a prepayment premium of 2.0% until November 2, 2019 and 1.0% from November 3, 2019 until November 2, 2020, would be payable, with no prepayment premium payable after November 2, 2020. In accordance with one of the specified exceptions, the Company made a prepayment on the Supplemental Term Loan of $5.4 million on March 6, 2019, with no prepayment premium payable.
Revolving Credit Facility
As of March 31, 2020 and December 31, 2019, no amounts had been drawn under the Revolving Credit Facility. Debt issuance costs related to the Revolving Credit Facility of $0.3 million and $0.4 million as of March 31, 2020 and December 31, 2019 are presented in the Condensed Consolidated Balance Sheet as a deferred asset. Fees payable for outstanding letters of credit include interest at the LIBOR Margin of 4.5% plus all costs and expenses of the issuer of the letters of credit.
Amounts borrowed under the Revolving Credit Facility may be repaid and borrowed again; all such borrowings must be repaid in full by May 1, 2023. The Company may voluntarily request a reduction of the Revolving Credit Facility at any time. The Credit Agreement provides that the Company may choose an interest rate for loans under the Revolving Credit Facility in the same manner as it does for the Term Loan.
Other Obligations
Other obligations consist of a financial obligation originating in May 2019, related to purchases of services. The balance outstanding under this financial obligation as of March 31, 2020 was $1.0 million.
Note 9: Commitments and Contingencies
Operating Lease Obligations
The Company leases offices, research and development facilities, and data center space under numerous non-cancelable operating leases that expire at various dates through 2030. Rent expense, net of sublease income, was $1.2 million for the three months ended March 31, 2020 and for the three months ended March 31, 2019. Rent expense for the Company’s facility leases is recognized on a straight-line basis over the term of the lease. The difference between the amounts paid and the amounts expensed is included in other current liabilities and other long-term liabilities in the Condensed Consolidated Balance Sheets.
In the three months ended March 31, 2020, the Company entered into new lease agreements for office space in Luton, United Kingdom, and Tokyo, Japan. Future lease payments under these agreements total $1.7 million over the next five years.
Contractual Obligations
The Company is obligated under a management services agreement to pay an annual monitoring fee of $2.5 million to Vector Capital Management, L.P., an affiliate of Vector Capital. Vector Capital is a private equity firm affiliated with the Company. The agreement provides for an additional monitoring fee of $2.9 million payable upon any refinancing, recapitalization or other liquidity event, which was paid upon closing of the acquisition described in Note 13: Subsequent Events.
Guarantees
The Company enters into license agreements and cloud subscription agreements that generally provide indemnification against intellectual property claims for its customers. Due to the inherent uncertainty of future potential intellectual property claims, the Company is unable to estimate the maximum potential amount of any future payments which such indemnification provisions might require. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the condensed consolidated financial statements.
Saba’s license agreements also generally include an assurance-type warranty that its software products if properly installed will substantially operate as described in the applicable program documentation generally for a period of 90 days after delivery. Saba’s cloud subscription agreements generally include a warranty that the subscriptions will conform in all material respects with Saba’s standard end-user documentation. To date, Saba has not incurred or accrued any material costs associated with these warranties.

Other guarantees include promises to indemnify, defend, and hold harmless each of the Company’s executive officers, non-employee directors and former directors, and certain key employees from and against losses, damages, and costs incurred by each such individual in administrative, legal, or investigative proceedings arising from alleged wrongdoing by the individual while acting in good faith within the scope of his or her job duties on behalf of the Company. Due to the inherent uncertainties of any such future proceedings, the Company is unable to estimate the maximum potential amount of future payments under these guarantees. Costs relating to such indemnifications incurred during the three months ended March 31, 2020 and 2019 were not material. No accruals for these guarantees have been made.
Note 10: Partners’ Equity
Partners’ Capital
VTH is a limited partnership formed as an exempted limited partnership pursuant to and in accordance with the Exempted Limited Partnership Law (as amended) of the Cayman Islands. Partner interests consist of Class A, Class B and Class C Units.
Authorized and issued partner units as of March 31, 2020 consisted of the following (in thousands, except for Class B Units):

	Issued Units	Authorized Units
Class A	274,160	275,482
Class B	100	100
Class C	57,268	73,568
There were no changes in the number of Class A and Class B partner units outstanding during the three months ended March 31, 2029 or the three months ended March 31, 2019. Changes in the number of Class C units outstanding which represent incentive unit interests are presented in Note 4: Employee Benefit Plans. Class C units issued include 7.5 million units which are not incentive unit interests and are not held by employees.
Net income or losses of the partnership are generally allocable among the partners in proportion to the partners’ respective interests. Class A Units may also be entitled to receive a priority return equal to 8.0% per year compounded quarterly. Class B and Class C Units are intended to be profit interests.
Non-Controlling Interest
The non-controlling interest in VTH consists of 51.4 million Exchangeable Shares of Saba Canada. No net loss of VTH or Saba Canada is attributable to the Exchangeable Shares. Under certain conditions, which include a sale, public offering, or liquidation of the partnership, VTH will redeem all Exchangeable Shares for Class A Units on a one-for-one basis plus any outstanding dividend amount. The Exchangeable Shares do not represent an economic interest in Saba Canada as of March 31, 2020. With the acquisition of Saba, as described in Note 13: Subsequent Events, the shares will be exchanged into Class A Units of VTH.
Note 11: Litigation
General Litigation Matters
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company reviews the status of each litigation or other relevant claim and records a provision for a liability when it is considered both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of March 31, 2020 and December 31, 2019, management has determined that the Company does not have a potential liability related to any legal proceedings or claims that has not been recognized or that would, individually or in the aggregate, have a significant adverse effect on its financial condition or operating results.
Note 12: Related Party Transactions
Management fees and expenses payable to Vector Capital are presented in the Condensed Consolidated Statements of Operations as General and administrative operating expenses, related parties. Amounts due to Vector Capital at March 31, 2020 and December 31, 2019 are presented on the Condensed Consolidated Balance Sheets as Accounts payable, related parties.
As of March 31, 2020 and December 31, 2019, the Company had outstanding balances due to VC4 Debt Investments (U.S.), LLC and VC5 Debt Investments (Cayman), Ltd., lenders under the Credit Agreement and affiliates of Vector Capital, which are presented on the Condensed Consolidated Balance Sheets as Debt obligations, related parties. Principal payments on these obligations are presented on the Condensed Consolidated Statements of Cash Flows as Repayments of debt obligations to related parties. Interest payments on these obligations are presented in the Condensed Consolidated Statements of Operations as Interest expense, related parties.

Note 13: Subsequent Events
On February 24, 2020, Cornerstone OnDemand, Inc. ("CSOD") entered into a definitive Purchase Agreement to acquire all issued and outstanding equity interests of the direct and indirect subsidiaries of VTH. The agreement was subsequently amended to adjust the aggregate consideration payable to approximately $1.295 billion, consisting of $1.262 billion in cash, subject to certain adjustments set forth in the Purchase Agreement, and 1,110,352 shares of common stock of CSOD. The transaction closed on April 22, 2020, and VTH's subsidiaries became wholly-owned subsidiaries of CSOD.
The Company has evaluated subsequent events through June 30, 2020, the date on which these condensed consolidated financial statements were available to be issued. Where applicable, such events are appropriately reflected or disclosed in these Condensed Consolidated Financial Statements.